Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors
Osteologix, Inc.
We consent to the incorporation by reference in Registration Statements on Form SB-2 (File Nos. 333-135664 and 333-144804) and Form S-8 (File No. 333-144803), relating to the consolidated financial statements of Osteologix, Inc. and subsidiary (a development stage company) as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007, and for the period from June 16, 2003 (inception) through December 31, 2007, appearing in this Annual Report on Form 10-K of Osteologix, Inc.
/s/ Weinberg & Company, P.A.
WEINBERG & COMPANY, P.A.
Certified Public Accountants
Boca Raton, Florida
March 25, 2008